Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐14 of our report dated May 30, 2025, relating to the financial statements and financial highlights of STF Tactical Growth & Income ETF and STF Tactical Growth ETF, each a series of Listed Funds Trust, which are included in Form N‐CSR for the year ended March 31, 2025, and to the references to our firm under the headings “Other Significant Considerations and Consequences of the Proposed Reorganizations”, “Experts” and “Exhibit B” in the Proxy Statement/Prospectus.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
June 23, 2025